Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 2

Dated as of October 25, 2011

to

CREDIT AGREEMENT

Dated as of June 1, 2007

                    THIS AMENDMENT NO. 2 (“Amendment”) is made as of October 25, 2011 by and among Scholastic Corporation (the “Holding Company”), Scholastic Inc. (the “Operating Company”; the Holding Company and the Operating Company are, collectively, the “Borrowers” and, individually, each a “Borrower”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), under that certain Credit Agreement dated as of June 1, 2007 and as amended to date by and among the Borrowers, the financial institutions party thereto (the “Lenders”) and the Agent (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

                    WHEREAS, the Borrowers, the Lenders party hereto and the Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein;

                    NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto and the Agent have agreed to the following amendments to the Credit Agreement.

                    1.       Amendments to Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 3 below (the “Amendment Effective Date”), the Credit Agreement is hereby amended as follows:

                    (a)      Section 1.01 of the Credit Agreement is hereby amended to insert the following definitions in the appropriate alphabetical order:

          “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Credit Party” means the Agent, any Issuing Bank, the Swingline Lender or any other Lender.

          “Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances, (ii) fund any portion of its participations in Letters of Credit or Swingline Advances or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and participations in then outstanding Letters of Credit and Swingline Advances under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “L/C Exposure” means, at any time, the sum of (a) the aggregate Available Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all Letter of Credit Advances that have not yet been reimbursed by or on behalf of the Borrowers at such time. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

                    (b)      The definition of Applicable Rate appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          “Applicable Rate” means, for any day, with respect to any Eurodollar Rate Advance or any Base Rate Advance or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “Base Rate Spread” or “Facility Fee Rate”, as the case may be, determined by reference to the Consolidated Debt Ratio as of the most recent determination date:

Consolidated Debt Ratio	Eurodollar Spread	Base Rate Spread	Facility Fee Rate
Level 1	1.175%	0.175%	0.20%
Less than 0.20 to
1.0
Level 2	1.25%	0.25%	0.25%
Greater than or
equal to 0.20 to 1.0
but less than 0.30
to 1.0
Level 3	1.325%	0.325%	0.30%
Greater than or
equal to 0.30 to 1.0
but less than 0.40
to 1.0
Level 4	1.40%	0.40%	0.35%
Greater than or
equal to 0.40 to 1.0
but less than 0.50
to 1.0
Level 5	1.60%	0.60%	0.40%
Greater than or
equal to 0.50 to 1.0

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Holding Company based upon the Holding Company’s annual or quarterly Consolidated financial statements delivered pursuant to Section 5.01(a), and each change in the Applicable Rate resulting from a change in the Consolidated Debt Ratio shall be effective during the period commencing on and including the date that is five (5) Business Days after such date of delivery to the Agent of such Consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Consolidated Debt Ratio shall be deemed to be in Level 5 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Agent or at the request of the Required Lenders if the Borrowers fail to deliver the annual or quarterly Consolidated financial statements required to be delivered pursuant to Section 5.01, during the period beginning five (5) Business Days following the expiration of the time for delivery thereof until the date that is five (5) Business Days after such consolidated financial statements are delivered.

                    (c)      The definition of Pro Rata Share appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          “Pro Rata Share” of any amount means, with respect to any Lender at any time, (a) with respect to Revolving Credit Advances, Letter of Credit Advances or Swingline Advances, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the Revolving Credit Facility at such time; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the calculation and (b) with respect to Term Loan Advances, the product of such amount times a fraction the numerator of which is the amount of such Lender’s outstanding Term Loan Advances and the denominator of which is the aggregate outstanding amount of the Term Loan Advances of all Lenders; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Term Loan Commitment shall be disregarded in the calculation. If the Commitments have terminated or expired, the Pro Rata Share shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

                    (d)      The definition of Revolving Credit Exposure appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Advances and its L/C Exposure and Swingline Exposure at such time.

                    (e)      The definition of Termination Date appearing in Section 1.01 of the Credit Agreement is amended to delete the reference to “June 1, 2012” appearing therein and replace it with a reference to “June 1, 2014”.

                    (f)      The Credit Agreement is hereby amended to add the following as a new Section 2.22 thereof:

          “SECTION 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.21(a);

          (b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

          (i) so long as no Event of Default has occurred and is continuing, all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

          (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one (1) Business Day following notice by the Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the relevant Issuing Bank only such Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 6.02 for so long as such L/C Exposure is outstanding;

          (iii) if any Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.16(g)(i) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

          (iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.16(g)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share; and

          (v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Exposure) and letter of credit fees payable under Section 2.16(g)(i) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the relevant Issuing Bank until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

          (d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Advance and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any such newly made Swingline Advance or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

          If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Advance and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the applicable Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

          In the event that the Agent, the Borrowers, the Swingline Lender and the Issuing Banks each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Advances of the other Lenders (other than Swingline Advances) as the Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Pro Rata Share.”

                   (g)          The Commitment Schedule to the Credit Agreement is hereby replaced in its entirety with the Commitment Schedule attached hereto as Annex A.

                     2.          Departing Lenders and New Lenders. The parties hereto hereby acknowledge and agree that:

                    (a)          Each of SunTrust Bank, The Royal Bank of Scotland plc and UBS Loan Finance LLC (each a “Departing Lender” and collectively the “Departing Lenders”) is entering into this Amendment solely to evidence its exit from the Credit Agreement and shall have absolutely no obligation hereunder. Upon the effectiveness hereof and the payment described in Section 2(c)(iii), each Departing Lender shall no longer (i) constitute a “Lender” for all purposes under the Loan Documents, (ii) be a party to the Credit Agreement and (iii) have any obligations under any of the Loan Documents, in each case, without further action required on the part of any Person;

                   (b)          Each of Branch Banking & Trust Company, Commerce Bank and Fifth Third Bank (each a “New Lender” and collectively the “New Lenders”) is entering into this Amendment and the Credit Agreement as a new Lender thereunder. Upon the effectiveness hereof and the execution hereof by each New Lender, such New Lender shall constitute a “Lender” for all purposes under the Loan Documents; and

                   (c)          upon the effectiveness hereof: (i) the Agent shall be entitled to make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s Credit Exposure, if any, under the Credit Agreement as it deems necessary to reflect the rights and obligations of the Lenders (including the Departing Lenders and the New Lenders), (ii) each Departing Lender’s “Commitment” under the Credit Agreement shall be terminated, (iii) each Departing Lender shall have received payment in full in immediately available funds of all of its Advances, all interest thereon and all other amounts payable to it under the Credit Agreement, (iv) each Departing Lender shall not be a Lender hereunder as evidenced by its execution and delivery of its signature page hereto and (v) the defined term “Lenders” in the Credit Agreement shall exclude the Departing Lenders; provided, however, that, as described in Section 8.04(d) of the Credit Agreement, each Departing Lender shall continue to have the benefit of Sections 2.11, 2.14 and 8.04 of the Credit Agreement.

                    3.          Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that (A) the Agent shall have received (i) counterparts of this Amendment duly executed by the Borrowers, the Lenders (including the Departing Lenders), the New Lenders and the Agent, (ii) from the Borrowers, for the account of each Lender (other than any Departing Lender) that executes and delivers its counterpart hereto as and by such time as is requested by the Agent, an amendment fee in an amount equal to 0.15% of the sum of such Lender’s Revolving Credit Commitment as of the date hereof, (iii) from the Borrowers, for the benefit of the Lenders, payment in full of all Term Loan Advances under the Credit Agreement, and (iv) from the Borrowers, payment and/or reimbursement of the Agent’s and its affiliates’ fees and reasonable out-of-pocket expenses (including reasonable legal fees and expenses) in connection with this Amendment and (B) each Departing Lender shall have received the payment owing to it as described in Section 2(c)(iii) above.

                    4.          Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants as follows:

                    (a)          This Amendment and the Credit Agreement as amended hereby constitute legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                    (b)          As of the date hereof and giving effect to the terms of this Amendment, (i) there exists no Default and (ii) the representations and warranties contained in Section 4.01 of the Credit Agreement (excluding the representation and warranty contained in Section 4.01(f)(ii)), as amended hereby, are true and correct; provided that the Lenders hereby acknowledge that an updated list of all Subsidiaries of each of the Borrowers (referenced in Section 4.01(i) of the Credit Agreement) is set forth in Exhibit 21 to the Holding Company’s annual report on Form 10-K for the fiscal year ended May 31, 2011.

                    5.          Reference to and Effect on the Credit Agreement.

                    (a)          Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

                    (b)          Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

                    (c)          The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

                    6.          Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

                    7.          Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

                    8.          Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow

          IN WITNESS WHEREOF, this the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SCHOLASTIC CORPORATION,
as a Borrower

By: /s/ Gil A. Dickoff

Name: Gil A. Dickoff
Title: Vice President and Treasurer

SCHOLASTIC INC.,
as a Borrower

By: /s/ Gil A. Dickoff

Name: Gil A. Dickoff
Title: Vice President and Treasurer

Signature Page to Amendment No. 2
Scholastic Corporation and Scholastic Inc.
Credit Agreement dated as of June 1, 2007

JPMORGAN CHASE BANK, N.A.,
individually as a Lender, as an Issuing Bank, as
Swingline Lender and as Agent

By:	/s/ Michelle Cipriani

Name: Michelle Cipriani
Title: Vice President

BANK OF AMERICA, N.A., individually as a Lender
and as an Issuing Bank

By:	/s/ Jana L. Baker

Name: Jana L. Baker
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION
(successor by merger to WACHOVIA BANK,
NATIONAL ASSOCIATION)

By:	/s/ Alexandra Alfieri-Weinberg

Name: Jana L. Baker
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Yvonne Tilden

Name: Yvonne Tilden
Title: Director

By:	/s/ Ming K. Chu

Name: Ming K. Chu
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Robert H. Rogers

Name: Robert H. Rogers
Title: Vice President

Signature Page to Amendment No. 2
Scholastic Corporation and Scholastic Inc.
Credit Agreement dated as of June 1, 2007

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Padraig Rushe

Name: Padraig Rushe
Title: Authorized Signatory

By:	/s/ Orla Jones

Name: Orla Jones
Title: Authorized Signatory

THE BANK OF NEW YORK MELLON

By:	/s/ Thomas J. Tarasovich

Name: Thomas J. Tarasovich
Title: Vice President

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Thomas P. Higgins

Name: Thomas P. Higgins
Title: Senior Vice President

TD Bank, N.A.

By:	/s/ Todd A. Antico

Name: Todd A. Antico
Title: Senior Vice President

HSBC BANK plc

By:	/s/ Mark J. Langford

Name: Mark J. Langford
Title: Senior Corporate Banking Manager

BRANCH BANKING & TRUST COMPANY

By:	/s/ William Tsuklas

Name: William Tsuklas
Title: Senior Vice President

Signature Page to Amendment No. 2
Scholastic Corporation and Scholastic Inc.
Credit Agreement dated as of June 1, 2007

COMMERCE BANK

By:	/s/ Joseph McCaddon

Name: Joseph McCaddon
Title: Senior Vice President

FIFTH THIRD BANK

By:	/s/ George B. Davis

Name: George B. Davis
Title: Vice President

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Amendment Effective Date, it is no longer a party to the Credit Agreement

SUNTRUST BANK

By:	/s/Andrew Cozewith

Name: Andrew Cozewith
Title: Director

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Amendment Effective Date, it is no longer a party to the Credit Agreement

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ Alex Daw

Name: Alex Daw
Title: Director

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Amendment Effective Date, it is no longer a party to the Credit Agreement

UBS LOAN FINANCE LLC

By:	/s/ Richard Eisenberg

Name: Richard Eisenberg Title: Managing Director

Signature Page to Amendment No. 2
Scholastic Corporation and Scholastic Inc.
Credit Agreement dated as of June 1, 2007

Annex A

COMMITMENTS

Name of Initial Lender	Revolving Credit Commitment

JPMorgan Chase Bank, N.A.	$51,500,000
Bank of America, N.A.	$51,500,000
Branch Banking & Trust Company	$35,000,000
Wells Fargo Bank, National Association	$35,000,000
Deutsche Bank AG New York Branch	$23,000,000
Commerce Bank	$23,000,000
HSBC BANK USA, National Association	$15,000,000
The Governor and Company of the Bank of Ireland	$23,000,000
The Bank of New York Mellon	$15,000,000
Capital One, National Association	$15,000,000
TDBanknorth, N.A.	$15,000,000
Fifth Third Bank	$15,000,000
HSBC Bank plc	$8,000,000

Total	$325,000,000